Exhibit 99.1

Sterling Reports Second Quarter 2024 Results

Accelerated revenue growth including improvement in Organic Growth from New Business, Up/Cross-Sell, and Client Retention

OHIO, August 8, 2024 (GLOBENEWSWIRE) – Sterling Check Corp. (NASDAQ: STER) (“Sterling” or “the Company”) a leading global provider of technology-enabled background and identity verification services, today announced financial results for the second quarter ended June 30, 2024.
Second Quarter 2024 Highlights
All results compared to prior-year period, except where otherwise noted.
•Revenues increased 5.3% year-over-year to $200.5 million. Organic constant currency revenue decreased 0.9% from the prior year period and inorganic revenue grew 6.2% from the prior year period. Year-over-year organic revenue trends in the second quarter of 2024 improved from the first quarter of 2024, including an acceleration in growth from new business to 7% year-over-year, an acceleration in growth from up-sell/cross-sell to 9% year-over-year, and continued strong trends in customer retention of 97%. Base business declined 14% year-over-year, reflecting an improvement from the first quarter as well.
•GAAP net (loss) income decreased from the prior year period to a loss of $6.2 million, or $(0.07) per diluted share, compared to GAAP net income of $0.3 million, or $0.00 per diluted share for the prior year period.
•Adjusted EBITDA decreased 7.4% year-over-year to $46.3 million. Adjusted EBITDA Margin decreased 320 bps year-over-year to 23.1%, but expanded by 240 bps from the first quarter due to improved revenue trends combined with continued expense discipline. Year-over-year margin contraction was driven by increased volume from M&A activity at lower margins and higher third-party vendor costs as a percentage of revenue due to organic revenue mix, partially offset by lower costs driven by our cost optimization efforts.
•Adjusted Net Income decreased 16.8% year-over-year to $21.8 million. Adjusted Earnings Per Share—diluted decreased 17.9% year-over-year to $0.23 per diluted share.
Organic constant currency revenue growth (decline), Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share—diluted are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of these measures to their most directly comparable GAAP measures, as applicable.

Josh Peirez, Sterling CEO, said, “The second quarter was another period of solid business momentum and encouraging financial results as we continued to execute on our 2024 plans and long-term strategy. During the quarter, we accelerated our revenue growth to 5% year-over-year, with particularly robust organic revenue growth from new business, up-sell / cross-sell, and client retention, alongside solid inorganic revenue growth. Our world-class product innovation and user experiences continue to resonate in the marketplace, and our go-to-market engine has sustained its strong momentum built on domain expertise, customer service, and technological excellence. While hiring trends remain challenging in an uncertain macro-economic environment, our Q2 base declines narrowed from Q1, and we expect further improvement over the course of the year. Moderated base declines should also help drive further expansion in our margins which improved significantly from the first quarter due to revenue growth and expense discipline. We are excited by the pending transaction with First Advantage, expected to close in Q4 2024, and we look forward to even greater innovation, client experiences, and shareholder value creation once the synergistic deal closes.

Second Quarter 2024 Results

	Three Months Ended June 30,
(in thousands, except per share data and percentages)	2024	2023		Change
Revenues	$200,528	$190,384		5.3%
Net (loss) income	$(6,232)	$323		N/M
Net (loss) income margin	(3.1)%	0.2%		(330) bps
Net (loss) income per share—diluted	$(0.07)	$0.00		N/M
Adjusted EBITDA(1)	$46,284	$49,997	$—	(7.4)%
Adjusted EBITDA Margin(1)	23.1%	26.3%	—%	(320) bps
Adjusted Net Income(1)	$21,792	$26,204		(16.8)%
Adjusted Earnings Per Share—diluted(1)	$0.23	$0.28		(17.9)%
___________________
N/M—Not meaningful.
(1)Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share—diluted are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of these measures to their most directly comparable GAAP measures.
Revenue for the second quarter of 2024 was $200.5 million, an increase of $10.1 million, or 5.3%, compared to $190.4 million for the second quarter of 2023. The revenue increase for the second quarter of 2024 included 6.2% inorganic revenue growth, partially offset by a 0.9% organic constant currency revenue decline. For the three months ended June 30, 2024, we have provided the impact of revenue from the acquisition of Vault Workforce Screening (“Vault”). For the three months ended June 30, 2023, we have provided the impact of revenue from the acquisition of Socrates Limited and its affiliates (“Socrates”) and A-Check Global (“A-Check”).
Balance Sheet and Cash Flow
As of June 30, 2024, cash and cash equivalents were $74.2 million and total debt was $555.5 million, compared to cash and cash equivalents of $54.2 million and total debt was $498.0 million as of December 31, 2023. The increase in cash was driven by our core operations, and the increase in debt reflects the revolving credit facility drawdown of $65.0 million for the acquisition of Vault. Sterling ended the second quarter of 2024 with a net leverage ratio of 2.8x net debt to Adjusted EBITDA. As of June 30, 2024, we had $555.5 million outstanding under our credit agreement, $129.5 million of capacity remaining under our revolving credit facility and $0.7 million outstanding letters of credit.
Following the quarter end, we used available cash on hand to repay $20.0 million on the outstanding revolving credit facility. As of the date of this filing, the Company has $535.5 million outstanding under our credit agreement, $149.5 million of capacity remaining under our revolving credit facility, and $0.7 million outstanding letters of credit.
For the six months ended June 30, 2024, Sterling generated net cash provided by operations of $20.2 million, compared to $32.9 million for the prior year period. Capital expenditures for the six months ended June 30, 2024 totaled $11.3 million, compared to $9.2 million for the prior year period. For the six months ended June 30, 2024, Sterling had $8.8 million of Free Cash Flow, compared to $23.7 million of Free Cash Flow for the prior year period. The decrease in Free Cash Flow compared to the prior year period was primarily driven by lower operating income and higher cash taxes paid. The increase in Free Cash Flow in the second quarter of 2024 compared to the first quarter of 2024 was primarily driven by an increase in operating income and normalization in cash tax payments.
Free Cash Flow is a non-GAAP measure. Please see the schedule accompanying this earnings release for a reconciliation of Free Cash Flow to net cash provided by operations, its most directly comparable GAAP measure.
Conference Call
On February 28, 2024, the Company entered into a definitive agreement to combine with First Advantage Corporation, a Delaware corporation (“First Advantage”). In light of the pending merger with First Advantage, Sterling will not be hosting an earnings conference call to review its second quarter ended June 30, 2024.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and it is intended that all forward-looking statements that we make will be subject to the safe harbor protections created thereby. Forward-looking statements can be identified by forward-looking terminology such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “projection,” “seek,” “should,” “will” or “would,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements that address market trends or projections about the future, and statements regarding Sterling’s expectations, beliefs, plans, strategies, objectives, prospects or assumptions, or statements regarding future events or performance, including those related to our pending merger with First Advantage, contained in this release are forward-looking statements. Sterling has based these forward-looking statements on current expectations, assumptions, estimates and projections. Such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Sterling’s control. Important factors relating to the proposed merger with First Advantage could also cause actual future events to differ materially from the forward-looking statements in this release, including but not limited to: (i) the risk that the proposed merger may not be completed in a timely manner or at all, (ii) the failure to satisfy the conditions to the consummation of the proposed merger, including the receipt of certain governmental and regulatory approvals and clearances, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the effect of the announcement or pendency of the proposed merger on Sterling’s business relationships, operating results, and business generally, (v) risks that the proposed merger disrupts current plans and operations of Sterling or First Advantage and creates potential difficulties in Sterling employee retention as a result of the proposed merger, (vi) risks related to diverting management’s attention from Sterling’s ongoing business operations, (vii) unexpected costs, charges or expenses resulting from the proposed merger, (viii) certain restrictions during the pendency of the proposed merger that may impact Sterling’s ability to pursue certain business opportunities or strategic transactions and (ix) the outcome of any legal proceedings that may be instituted against First Advantage or against Sterling related to the Merger Agreement or the proposed merger. These and other important factors, including those discussed more fully elsewhere in this release and in Sterling’s filings with the Securities and Exchange Commission, particularly Sterling’s most recently filed Annual Report on Form 10-K, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements, or could affect Sterling’s share price. The forward-looking statements contained in this release are not guarantees of future performance and actual results of operations, financial condition, and liquidity, and the development of the industry in which Sterling operates, may differ materially from the forward-looking statements contained in this release. Any forward-looking statement made in this release speaks only as of the date of such statement. Except as required by law, Sterling does not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this release.
Non-GAAP Financial Information
This release contains “non-GAAP financial measures,” which are financial measures that are not calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
Specifically, Sterling makes use of the non-GAAP financial measures “organic constant currency revenue growth (decline)”, “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Net Income,” “Adjusted Earnings Per Share” and “Free Cash Flow” to assess the performance of its business.
Organic constant currency revenue growth (decline) is calculated by adjusting for inorganic revenue growth (decline), which is defined as the impact to revenue growth (decline) in the current period from merger and acquisition (“M&A”) activity that has occurred over the past twelve months, and converting the current period revenue at foreign currency exchange rates consistent with the prior period. For the three months ended June 30, 2024, we have provided the impact of revenue from the acquisition of Vault (acquired in January 2024) and for the six months ended June 30, 2024, we have provided the impact of revenue from the acquisitions of Vault as well as A-Check (acquired in March 2023). We present organic constant currency revenue growth (decline) because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance; however, it has limitations as an analytical tool, and you should not consider such a measure either in isolation or as a substitute for analyzing our results as reported under GAAP. In particular, organic constant currency revenue growth (decline) does not reflect M&A activity or the impact of foreign currency exchange rate fluctuations.
Adjusted EBITDA is defined as net income (loss) adjusted for provision (benefit) for income taxes, interest expense, depreciation and amortization, stock-based compensation, transaction expenses related to the IPO, one-time public company transition expenses and costs associated with financing transactions, M&A activity, optimization and restructuring, technology transformation costs, foreign currency (gains) and losses and other costs affecting comparability. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue for the applicable period. We present Adjusted EBITDA and Adjusted EBITDA Margin because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and our board of directors use Adjusted EBITDA and Adjusted EBITDA Margin to evaluate the factors and trends affecting our business to assess our financial performance and in preparing and approving our annual budget and believe they are helpful in highlighting trends in our core operating performance. Further, our executive incentive compensation is based in part on components of Adjusted EBITDA. Adjusted EBITDA and Adjusted EBITDA Margin have limitations as analytical tools and should not be considered in isolation or as substitutes for our results as reported under GAAP. Adjusted EBITDA excludes items that can have a significant effect on our profit or loss and should, therefore, be considered only in conjunction with net income (loss) for the period. Because not all companies use identical calculations, these measures may not be comparable to other similarly titled measures of other companies.
Adjusted Net Income is a non-GAAP profitability measure. Adjusted Net Income is defined as net income (loss) adjusted for amortization of acquired intangible assets, stock-based compensation, transaction expenses related to the IPO, one-time public company transition expenses and costs associated with financing transactions, M&A activity, optimization and restructuring, technology transformation costs, and certain other costs affecting comparability, adjusted for the applicable tax rate. Adjusted Earnings Per Share is defined as Adjusted Net Income divided by diluted weighted average shares for the applicable period. We present Adjusted Net Income and Adjusted Earnings Per Share because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding certain material non-cash items and unusual items that we do not expect to continue at the same level in the future. Our management believes that the inclusion of supplementary adjustments to net income (loss) applied in presenting Adjusted Net Income provide additional information to investors about certain material non-cash items and about items that we do not expect to continue at the same level in the future. Adjusted Net Income and Adjusted Earnings Per Share have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP.
Free Cash Flow is defined as Net Cash provided by (used in) Operating Activities minus purchases of property and equipment and purchases of intangible assets and capitalized software. We present Free Cash Flow because we believe it provides cash available for strategic measures, after making necessary capital investments in property and equipment to support ongoing business operations, and provides investors with the same measures that management uses as the basis for making resource allocation decisions. Free Cash Flow has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP.
About Sterling
Sterling—a leading provider of background and identity services—offers background and identity verification to help over 50,000 clients create people-first cultures built on foundations of trust and safety. Sterling’s tech-enabled services help organizations across all industries establish great environments for their workers, partners, and customers. With operations around the world, Sterling conducted more than 103 million searches in the twelve months ended December 31, 2023.
Contacts
Investors
Judah Sokel
IR@sterlingcheck.com

Media
Angela Stelle
Angela.Stelle@sterlingcheck.com

CONSOLIDATED FINANCIAL STATEMENTS

STERLING CHECK CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2024	2023	2024	2023
REVENUES	$200,528	$190,384	$386,527	$369,658
OPERATING EXPENSES:
Cost of revenues (exclusive of depreciation and amortization below)	110,859	102,056	214,900	196,810
Corporate technology and production systems	12,755	11,428	25,969	23,380
Selling, general and administrative	50,379	44,910	110,269	92,361
Depreciation and amortization	15,820	16,120	31,590	31,242
Impairments and disposals of long-lived assets	32	7,039	200	7,145
Total operating expenses	189,845	181,553	382,928	350,938
OPERATING INCOME	10,683	8,831	3,599	18,720
OTHER EXPENSE (INCOME):
Interest expense, net	10,143	8,990	20,455	17,598
Other income	(322)	(397)	(745)	(809)
Total other expense, net	9,821	8,593	19,710	16,789
INCOME (LOSS) BEFORE INCOME TAXES	862	238	(16,111)	1,931
Income tax provision (benefit)	7,094	(85)	(1,924)	1,017
NET (LOSS) INCOME	$(6,232)	$323	$(14,187)	$914
Unrealized gain (loss) on hedged transactions, net of tax expense (benefit) of $177, $(1,671), $1,218 and $144 respectively	514	4,751	3,534	(408)
Foreign currency translation adjustments, net of tax expense of $0, $0, $0 and $0, respectively	(16)	955	(2,267)	1,637
Total other comprehensive income	498	5,706	1,267	1,229
COMPREHENSIVE (LOSS) INCOME	$(5,734)	$6,029	$(12,920)	$2,143
Net (loss) income per share attributable to stockholders
Basic	$(0.07)	$0.00	$(0.16)	$0.01
Diluted	$(0.07)	$0.00	$(0.16)	$0.01
Weighted average number of shares outstanding
Basic	92,778,209	92,723,901	91,526,151	92,800,279
Diluted	92,778,209	94,498,666	91,526,151	94,924,080

STERLING CHECK CORP.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and par value amounts)	June 30, 2024	December 31, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$74,182	$54,224
Accounts receivable (net of allowance for credit losses of $3,212 and $2,816 at June 30, 2024 and December 31, 2023, respectively)	172,050	142,179
Insurance receivable	2,895	2,937
Prepaid expenses	8,678	9,651
Other current assets	21,472	15,800
Total current assets	279,277	224,791
Property and equipment, net	6,772	7,695
Goodwill	902,564	879,408
Intangible assets, net	255,049	230,212
Deferred tax assets	4,943	4,818
Operating leases right-of-use asset	5,386	6,452
Other noncurrent assets, net	9,248	10,067
TOTAL ASSETS	$1,463,239	$1,363,443
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$52,892	$38,879
Litigation settlement obligation	6,222	5,279
Accrued expenses	79,100	63,987
Current portion of long-term debt	15,000	15,000
Operating leases liability, current portion	3,490	4,219
Income tax payable, current portion	163	8,933
Other current liabilities	15,458	11,839
Total current liabilities	172,325	148,136
Long-term debt, net	537,696	479,788
Deferred tax liabilities	6,114	14,239
Long-term operating leases liability, net of current portion	6,054	7,278
Other liabilities	6,924	12,058
Total liabilities	$729,113	$661,499
COMMITMENTS AND CONTINGENCIES (NOTE 13)
STOCKHOLDERS’ EQUITY:
Preferred stock ($0.01 par value; 100,000,000 shares authorized; no shares issued or outstanding)	—	—
Common stock ($0.01 par value; 1,000,000,000 shares authorized; 105,429,219 shares issued and 97,901,748 shares outstanding at June 30, 2024; 99,966,158 shares issued and 93,194,403 shares outstanding at December 31, 2023)	157	98
Additional paid-in capital	1,039,337	983,283
Common stock held in treasury (7,527,471 and 6,771,755 shares at June 30, 2024 and December 31, 2023, respectively)	(99,929)	(88,918)
Accumulated deficit	(200,751)	(186,564)
Accumulated other comprehensive loss	(4,688)	(5,955)
Total stockholders’ equity	734,126	701,944
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,463,239	$1,363,443

STERLING CHECK CORP.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
(in thousands)	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss) Income	$(14,187)	$914
Adjustments to reconcile net (loss) income to net cash provided by operations
Depreciation and amortization	31,590	31,242
Deferred income taxes	(9,488)	188
Stock-based compensation	21,045	17,401
Impairments and disposals of long-lived assets	200	7,145
Provision for bad debts	1,212	459
Amortization of financing fees	539	539
Amortization of debt discount	408	392
Deferred rent	(862)	1,023
Unrealized translation loss on investment in foreign subsidiaries	7	108
Change in fair value of contingent consideration, net	1,290	—
Interest rate swap settlements	—	585
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(22,857)	(7,399)
Insurance receivable	41	(2,500)
Prepaid expenses	1,419	2,251
Other assets	(5,375)	(8,650)
Accounts payable	12,530	1,314
Litigation settlement obligation	943	1,848
Accrued expenses	12,296	(10,515)
Other liabilities	(10,584)	(3,447)
Net cash provided by operations	20,167	32,898
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(993)	(593)
Purchases of intangible assets and capitalized software	(10,355)	(8,589)
Acquisitions, net of cash acquired	(70,437)	(48,641)
Proceeds from disposition of property and equipment	3	125
Net cash used in investing activities	(81,782)	(57,698)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	—	611
Proceeds from exercise of employee stock options	42,555	—
Cash paid for tax withholding on exercise of employee stock options	(7,676)	—
Proceeds from employee stock purchase plan	695	—
Repurchases of common stock	(6,832)	(25,342)
Cash paid for tax withholding on vesting of restricted shares	(4,179)	(572)
Payments of long-term debt	(7,500)	(3,750)
Borrowings on revolving credit facility	65,000	—
Payment of contingent consideration for acquisition	—	(305)
Net cash provided by (used in) financing activities	82,063	(29,358)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(490)	(120)
NET CHANGE IN CASH AND CASH EQUIVALENTS	19,958	(54,278)
CASH AND CASH EQUIVALENTS
Beginning of period	54,224	103,095
Cash and cash equivalents at end of period	$74,182	$48,817

RECONCILIATION OF CONSOLIDATED NON-GAAP FINANCIAL MEASURES
The following table reconciles revenue growth, the most directly comparable GAAP measure, to organic constant currency revenue decline for the periods presented. For the three months ended June 30, 2024, we have provided the impact of revenue from the acquisition of Vault. For the six months ended June 30, 2024, we have provided the impact of revenue from the acquisitions of Vault and A-Check.

	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
Reported revenue growth	5.3%	4.6%
Inorganic revenue growth(1)	6.2%	7.4%
Impact from foreign currency exchange(2)	—%	—%
Organic constant currency revenue decline	(0.9)%	(2.8)%
_________________________
(1)Impact to revenue growth in the current period from M&A activity that has occurred over the past twelve months.
(2)Impact to revenue growth in the current period from fluctuations in foreign currency exchange rates.

The following table reconciles net (loss) income, the most directly comparable GAAP measure, to Adjusted EBITDA for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2024	2023	2024	2023
Net (loss) income	$(6,232)	$323	$(14,187)	$914
Income tax provision (benefit)	7,094	(85)	(1,924)	1,017
Interest expense, net	10,143	8,990	20,455	17,598
Depreciation and amortization	15,820	16,120	31,590	31,242
Stock-based compensation	11,703	9,358	21,045	17,401
Transaction expenses(1)	4,120	3,133	21,108	8,259
Restructuring(2)	1,566	11,490	4,767	14,763
Technology transformation(3)	455	179	830	3,412
Settlements impacting comparability(4)	1,000	—	1,000	—
Other(5)	615	489	110	946
Adjusted EBITDA	$46,284	$49,997	$84,794	$95,552
Adjusted EBITDA Margin	23.1%	26.3%	21.9%	25.8%
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(1)Consists of transaction expenses related to M&A, associated earn-outs, one-time public company transition expenses and ancillary non-recurring public company expenses and fees associated with financing transactions. For the three months ended June 30, 2024, costs consisted of $3.7 million of transaction costs and professional fees to support the merger with First Advantage, $3.1 million related to M&A activity for the acquisitions of Vault, A-Check, and Socrates, offset by a $2.7 million gain as a result of reassessing the estimated fair value of contingent consideration. For the three months ended June 30, 2023, costs consisted primarily of $1.9 million of M&A related costs for the acquisitions of Socrates and A-Check and $1.2 million of costs to support the Secondary Public Offering in June 2023.For the six months ended June 30, 2024, costs consisted of $14.0 million of transaction costs and professional fees to support the merger with First Advantage, $5.8 million related to M&A activity for the acquisitions of Vault, A-Check, and Socrates, $4.0 million due to an out-of-period adjustment to the earn-out liability for the EBI acquisition, offset by a $2.7 million gain as a result of reassessing the estimated fair value of contingent consideration.For the six months ended June 30, 2023, costs consisted primarily of $4.6 million of M&A related costs for the acquisitions of Socrates and A-Check, $1.2 million of M&A costs for the EBI acquisition primarily due to the acceleration of contract costs related to the completion of the EBI platform migration, $2.5 million of registration statement costs, costs to support the Secondary Public Offering in June 2023, one-time public company transition expenses and expenses related to executing our interest rate swap.
(2)Consists of restructuring-related costs, including executive recruiting and severance charges, and lease termination costs and disposal of fixed assets related to our real estate consolidation efforts. Beginning in 2020, we began executing a virtual-first strategy, closing offices and reducing office space globally. In 2022, we began executing on a restructuring program to realign senior leadership and functions with the goal of elevating our go-to-market strategy and accelerating our technology and product innovation. At the end of 2022, we also launched Project Nucleus which we expect to drive meaningful cost savings and efficiency gains in our cost of revenues. For the three months ended June 30, 2024, costs include $1.6 million of restructuring-related charges. For the three months ended June 30, 2023, costs consisted of $8.9 million in connection with executing against our real estate consolidation program which included a $5.3 million impairment charge on ROU assets, $1.9 million of accelerated rent and facilities costs, and $1.7 million of fixed asset disposals. The remaining $2.6 million consists of restructuring related charges to support our strategy refresh and the execution of Project Nucleus. For the six months ended June 30, 2024, costs include $4.6 million of restructuring-related charges and $0.2 million of fixed asset disposals in connection with office closures. For the six months ended June 30, 2023, costs consisted of $9.2 million of real estate consolidation costs and $5.5 million of restructuring-related charges.
(3)Includes costs related to technology modernization, as well as costs related to decommissioning of on-premise production systems and redundant fulfillment systems of acquired companies and the migration to our platform. We believe that these costs are discrete and non-recurring in nature, as they relate to a one-time restructuring and decommissioning of our on-premise production systems and corporate technological infrastructure and the move to a managed service provider, decommissioning redundant fulfillment systems and modernizing internal functional systems. As such, they are not normal, recurring operating expenses and are not reflective of ongoing trends in the cost of doing business. The significant majority of these are related to the last two phases of Project Ignite, a three-phase strategic investment initiative launched in 2019 to create an enterprise-class global platform, with the remainder related to an investment made to modernize internal functional systems in preparation for our public company infrastructure. Phase two of Project Ignite was completed in 2022 and phase three of Project Ignite was completed in the first quarter of 2023. For the three months ended June 30, 2024, $0.5 million related to decommissioning of the redundant production and fulfillment systems of A-Check and the redundant production systems of Vault and integrating the fulfillment systems of Vault with Sterling to enhance the delivery of drug and health services. For the three months ended June 30, 2023, $0.2 million related to decommissioning of the redundant production and fulfillment systems of A-Check and the redundant fulfillment systems of Socrates. For the six months ended June 30, 2024, $0.8 million related to decommissioning of the redundant production and fulfillment systems of A-Check, the redundant fulfillment systems of Socrates, and the redundant production systems of Vault and integrating the fulfillment systems of Vault with Sterling to enhance the delivery of drug and health services.For the six months ended June 30, 2023, investment related to the conclusion of Project Ignite was $3.1 million and the remaining $0.3 million related to costs for decommissioning of the on-premise production system and decommissioning of the redundant fulfillment system of EBI and migrating onto our platform and decommissioning costs of the A-Check and Socrates systems.
(4)Consists of non-recurring settlements and the related legal fees impacting comparability. For the three and six months ended June 30, 2024, costs include legal settlements totaling $1.0 million for certain settled legal litigation in the year or anticipated settlements based on claims existing as of the end of the reporting period. These legal settlement related costs were discrete and non-recurring in nature and we do not expect them to occur in future periods. For the three and six months ended June 30, 2023, the Company did not incur costs related to non-recurring settlements and legal fees impacting comparability.
(5)Consists of gains or losses on foreign currency transactions and impairment of capitalized software.
The following table presents the calculation of net (loss) income margin and Adjusted EBITDA Margin for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands)	2024	2023	2024	2023
Net (loss) income	$(6,232)	$323	$(14,187)	$914
Adjusted EBITDA	$46,284	$49,997	$84,794	$95,552
Revenues	$200,528	$190,384	$386,527	$369,658
Net (loss) income margin	(3.1)%	0.2%	(3.7)%	0.2%
Adjusted EBITDA Margin	23.1%	26.3%	21.9%	25.8%

The following table reconciles net (loss) income, the most directly comparable GAAP measure, to Adjusted Net Income and Adjusted Earnings Per Share for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2024	2023	2024	2023
Net (loss) income	$(6,232)	$323	$(14,187)	$914
Income tax provision (benefit)	7,094	(85)	(1,924)	1,017
Income (Loss) before income taxes	862	238	(16,111)	1,931
Amortization of acquired intangible assets	10,687	10,625	21,318	20,686
Stock-based compensation	11,703	9,358	21,045	17,401
Transaction expenses(1)	4,120	3,133	21,108	8,259
Restructuring(2)	1,566	11,490	4,767	14,763
Technology transformation(3)	455	179	830	3,412
Settlements impacting comparability(4)	1,000	—	1,000	—
Other(5)	615	489	110	946
Adjusted Net Income before income tax effect	31,008	35,512	54,067	67,398
Income tax effect(6)	9,216	9,308	14,864	17,908
Adjusted Net Income	$21,792	$26,204	$39,203	$49,490
Net (loss) income per share—basic	$(0.07)	$0.00	$(0.16)	$0.01
Net (loss) income per share—diluted	$(0.07)	$0.00	$(0.16)	$0.01
Adjusted Earnings Per Share—basic	$0.23	$0.28	$0.43	$0.53
Adjusted Earnings Per Share—diluted	$0.23	$0.28	$0.42	$0.52
_________________________
(1)Consists of transaction expenses related to M&A, associated earn-outs, one-time public company transition expenses and ancillary non-recurring public company expenses and fees associated with financing transactions.
(2)Consists of restructuring-related costs, including executive recruiting and severance charges, and lease termination costs and disposal of fixed assets related to our real estate consolidation efforts. Beginning in 2020, we began executing a virtual-first strategy, closing offices and reducing office space globally. In 2022, we began executing on a restructuring program to realign senior leadership and functions with the goal of elevating our go-to-market strategy and accelerating our technology and product innovation. At the end of 2022, we also launched Project Nucleus which we expect to drive meaningful cost savings and efficiency gains in our cost of revenues.
(3)Includes costs related to technology modernization, as well as costs related to decommissioning of on-premise production systems and redundant fulfillment systems of acquired companies and the migration to our platform. We believe that these costs are discrete and non-recurring in nature, as they relate to a one-time restructuring and decommissioning of our on-premise production systems and corporate technological infrastructure and the move to a managed service provider, decommissioning redundant fulfillment systems and modernizing internal functional systems. As such, they are not normal, recurring operating expenses and are not reflective of ongoing trends in the cost of doing business. The significant majority of these are related to the last two phases of Project Ignite, a three-phase strategic investment initiative launched in 2019 to create an enterprise-class global platform, with the remainder related to an investment made to modernize internal functional systems in preparation for our public company infrastructure. Phase two of Project Ignite was completed in 2022 and phase three of Project Ignite was completed in the first quarter of 2023.
(4)Consists of non-recurring settlements and the related legal fees impacting comparability.
(5)Consists of gains or losses on foreign currency transactions and impairment of capitalized software.
(6)Normalized effective tax rates of 29.7% and 26.2% have been used to compute Adjusted Net Income for the three months ended June 30, 2024 and 2023, respectively. Normalized effective tax rates of 27.5% and 26.6% have been used to compute Adjusted Net Income for the six months ended June 30, 2024 and 2023, respectively. As of December 31, 2023, we had net operating loss carryforwards of approximately $15.7 million for federal income tax purposes and deferred tax assets of approximately $5.6 million related to state and foreign income tax loss carryforwards available to reduce future income subject to income taxes. The amount of actual cash taxes we pay for federal, state, and foreign income taxes differs significantly from the effective income tax rate computed in accordance with US GAAP, and from the normalized rate shown above.
The following table reconciles net (loss) income per share, the most directly comparable GAAP measure, to Adjusted Earnings Per Share for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share amounts)	2024	2023	2024	2023
Net (loss) income	$(6,232)	$323	$(14,187)	$914
Less: Undistributed amounts allocated to participating securities	—	—	—	—
Undistributed losses allocated to stockholders	$(6,232)	$323	$(14,187)	$914

Weighted average number of shares outstanding—basic	92,778,209	92,723,901	91,526,151	92,800,279
Weighted average number of shares outstanding—diluted	92,778,209	94,498,666	91,526,151	94,924,080
Net (loss) income per share—basic	$(0.07)	$0.00	$(0.16)	$0.01
Net (loss) income per share—diluted	$(0.07)	$0.00	$(0.16)	$0.01

Adjusted Net Income	$21,792	$26,204	$39,203	$49,490
Less: Undistributed amounts allocated to participating securities	—	—	—	—
Undistributed earnings allocated to stockholders	$21,792	$26,204	$39,203	$49,490

Weighted average number of shares outstanding—basic	92,778,209	92,723,901	91,526,151	92,800,279
Weighted average number of shares outstanding—diluted	95,361,511	94,498,666	94,380,452	94,924,080
Adjusted Earnings Per Share—basic	$0.23	$0.28	$0.43	$0.53
Adjusted Earnings Per Share—diluted	$0.23	$0.28	$0.42	$0.52

The following table presents the calculation of Adjusted Diluted Earnings Per Share for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net (loss) income per share—diluted	$(0.07)	$0.00	$(0.16)	$0.01
Adjusted Net Income adjustments per share
Income tax provision (benefit)	0.07	0.00	(0.02)	0.01
Amortization of acquired intangible assets	0.11	0.11	0.23	0.22
Stock-based compensation	0.12	0.10	0.22	0.18
Transaction expenses(1)	0.04	0.04	0.22	0.09
Restructuring(2)	0.02	0.12	0.05	0.16
Technology transformation(3)	0.01	0.00	0.01	0.03
Settlements impacting comparability(4)	0.01	0.00	0.01	0.00
Other(5)	0.01	0.01	0.01	0.01
Income tax effect(6)	(0.09)	(0.10)	(0.15)	(0.19)
Adjusted Earnings Per Share—diluted	$0.23	$0.28	$0.42	$0.52
Weighted average number of shares outstanding used in computation of Adjusted Diluted Earnings Per Share:

Weighted average number of shares outstanding—diluted (GAAP)	92,778,209	94,498,666	91,526,151	94,924,080
Options not included in weighted average number of shares outstanding—diluted (GAAP) (using treasury stock method)	2,583,302	—	2,854,301	—
Weighted average number of shares outstanding—diluted (non-GAAP) (using treasury stock method)	95,361,511	94,498,666	94,380,452	94,924,080

_________________________
(1)Consists of transaction expenses related to M&A, associated earn-outs, one-time public company transition expenses and ancillary non-recurring public company expenses and fees associated with financing transactions.
(2)Consists of restructuring-related costs, including executive recruiting and severance charges, and lease termination costs and disposal of fixed assets related to our real estate consolidation efforts. Beginning in 2020, we began executing a virtual-first strategy, closing offices and reducing office space globally. In 2022, we began executing on a restructuring program to realign senior leadership and functions with the goal of elevating our go-to-market strategy and accelerating our technology and product innovation. At the end of 2022, we also launched Project Nucleus which we expect to drive meaningful cost savings and efficiency gains in our cost of revenues.
(3)Includes costs related to technology modernization, as well as costs related to decommissioning of on-premise production systems and redundant fulfillment systems of acquired companies and the migration to our platform. We believe that these costs are discrete and non-recurring in nature, as they relate to a one-time restructuring and decommissioning of our on-premise production systems and corporate technological infrastructure and the move to a managed service provider, decommissioning redundant fulfillment systems and modernizing internal functional systems. As such, they are not normal, recurring operating expenses and are not reflective of ongoing trends in the cost of doing business. The significant majority of these are related to the last two phases of Project Ignite, a three-phase strategic investment initiative launched in 2019 to create an enterprise-class global platform, with the remainder related to an investment made to modernize internal functional systems in preparation for our public company infrastructure. Phase two of Project Ignite was completed in 2022 and phase three of Project Ignite was completed in the first quarter of 2023.
(4)Consists of non-recurring settlements and the related legal fees impacting comparability.
(5)Consists of gains or losses on foreign currency transactions and impairment of capitalized software.
(6)Normalized effective tax rates of 29.7% and 26.2% have been used to compute Adjusted Net Income for the three months ended June 30, 2024 and 2023, respectively. Normalized effective tax rates of 27.5% and 26.6% have been used to compute Adjusted Net Income for the six months ended June 30, 2024 and 2023, respectively. As of December 31, 2023, we had net operating loss carryforwards of approximately $15.7 million for federal income tax purposes and deferred tax assets of approximately $5.6 million related to state and foreign income tax loss carryforwards available to reduce future income subject to income taxes. The amount of actual cash taxes we pay for federal, state, and foreign income taxes differs significantly from the effective income tax rate computed in accordance with US GAAP, and from the normalized rate shown above.
For further detail, see the footnotes to Part I. Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024.

The following table reconciles net cash flow provided by operations, the most directly comparable GAAP measure, to Free Cash Flow for the periods presented:

	Three Months Ended June 30, 2024		Six Months Ended June 30, 2024
(in thousands)	2024	2023	2024	2023
Net cash provided by operations	$16,493	$21,616	$20,167	$32,898
Purchases of intangible assets and capitalized software	(5,408)	(4,469)	(10,355)	(8,589)
Purchases of property and equipment	(320)	(453)	(993)	(593)
Free Cash Flow	$10,765	$16,694	$8,819	$23,716